Exhibit 10.36

LOAN AGREEMENT

between

NAIE Natural Alternatives International Europe SA, Centro Galleria 1, 6928 Manno

(hereinafter referred to as “the Borrower”)

and

CREDIT SUISSE
Delivery address:	Casella postale 5900, 6901 Lugano
Contact address:	Via G. Vegezzi 1, 6901 Lugano
(Lender, hereinafter referred to as “the Bank”)

Amount of loan	Credit line of CHF 1’300’000.00

Utilization

as a current account credit in CHF

account no. [Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the commission.]

and/or in existing and/or future accounts and/or in freely convertible foreign currencies. Current account credits can be terminated with immediate effect at any time by either party.

In the form of fixed advances with a maximum term of 24 months. Fixed advances basically fall due for repayment at the end of the term, subject to any early repayment in accordance with the provisions of this agreement. If the fixed advance is not extended, the repayment amount is automatically debited from the current account.

Any request for an extension of a fixed advance must be submitted by no later than two banking days prior to the expiration date. Any agreement on a fixed advance will be confirmed by the Bank in a separate document (unsigned).

• in the form of margin coverage for OTC (Over-The-Counter)-transactions concluded at the Bank

• in the form of a guarantee limit

• in the form of a documentary credit limit

• in the form of a discount limit

• in the form of an acceptance limit

• as Export recourse limite

The Bank reserves the right to refuse individual transactions without stating the reason as an exceptional measure.

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Limit reduction	CHF 160’000.00 per annum shall be repaid until further notice, the first time on the 31.12.2007.

Instalments, the method of payment and any changes in respect of capital repayments shall be mutually agreed and confirmed in writing by the Bank (“Product Agreement”).

Interest rate

Current account loan

5 % per annum when utilized in CHF

The Bank may at any time adjust the interest rates in line with the prevailing money and capital market rates either with immediate effect or as from a future date specified by the Bank (without notification in the case of foreign currency accounts). Interest rates applicable to foreign currencies are shown on the corresponding account statements.

Fixed advances Interest rates will be determined according to prevailing market conditions at the time of draw down.

In the event that coverage requirements for equity capital are increased as a result of measures imposed by the authorities or by legislation, the Bank reserves the right to pass on the additional credit costs to the Borrower.

Credit commission	No credit commission.

Termination	This framework agreement can be terminated by either party at any time with immediate effect. Loans currently outstanding under the agreement will remain unaffected by such a termination. Furthermore, the termination of a loan granted under this framework agreement will not automatically result in the termination of the agreement as a whole.

Furthermore, the Bank is entitled to call in all loans of fixed duration granted under the framework agreement, including accrued interest, at any time and with immediate effect should one of the following events occur:

•      The Bank deems significant changes to the direct and/or indirect participation/control situation to have been made at the Borrower’s company, or

•      The Borrower concludes a merger or split agreement, regardless of whether the Borrower is the acquired or the acquiring company, or

•      Transfer of material assets to a third party (including within the Borrower’s group of companies).

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Settlement upon early termination or repayment	If any term loans granted under the framework agreement are repaid prematurely, the Borrower is obliged to pay the Bank, in addition to the principal amount and current and accrued interest, a pre-payment penalty of 0.1 % of the principal amount of the term loan, minimum CHF 1’000.00.

Additionally, the Bank will credit or charge the Borrower for the interest gain or interest shortfall. The interest gain or shortfall are determined by the prevailing conditions on the money and capital markets with reference to the remaining term of the fixed-term loan.

Arrears	The Bank is entitled to give one month’s notice of termination of all fixed advances with a term of more than 12 months granted under the framework agreement if the Borrower is more than 30 days in arrears with the interest payment. In this case the same procedure as in the case of premature repayment shall apply.

Account statements	Current accounts will be settled quarterly.

Fixed advances with a term of over 6 months are settled on a quarterly basis and those with a term of less than 6 months on the due date.

Fees

The Bank may charge fees for the verification, modification, monitoring, and administration of the loan as well as for extraordinary expenses. The fees are indicated in writing.

A list of the currently applicable fees may be visible at the Bank at any time. The Bank reserves the right to introduce and modify fees at any time. These will be notified to the relevant clients in appropriate fashion.

Transferability	The Bank is authorised to transfer or assign all or part of the loan relationship, with all attendant collateral and ancillary rights, to a third party in Switzerland or abroad for the purposes of securitisation or outsourcing, for example. The right to further transfer the relationship or to transfer it back to the Bank is reserved.

The Bank may make information relating to the loan relationship available to such third parties and any other interested parties, such as rating agencies or trust companies, at any time; these parties shall be bound by the duty of confidentiality. The Borrower expressly declares his/her agreement with the above.

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Place of performance	The place of performance is the Swiss office of the Bank with which the contractual relationship exists. In the case of Borrowers who, now or in the future, have their place of residence or domicile abroad, such place of performance shall also be the place of enforcement (special domicile within the meaning of Article 50 paragraph 2 of the Swiss Federal Law on Debt Enforcement and Bankruptcy).

Applicable law and place of jurisdiction	This legal relationship is subject to Swiss law. The Borrower recognises the exclusive jurisdiction of the courts of Zurich or of the place where the branch of the Bank with which the contractual relationship exists is located. The Bank is also entitled to take legal action against the Borrower before any other competent court.

Other conditions	The Borrower undertakes to ensure that shareholders’ equity (equity capital, reserves, balance carried forward) does not fall below CHF 3’500’000.00 during the entire term of the credit relationship.

For important reasons beyond the influence of the Bank, in particular if the Bank considers that the Borrower’s financial status and/or earnings situation has deteriorated considerably, or if the Borrower’s assets have become exposed to a major threat, the Bank shall be entitled at anytime to declare the entire outstanding loan (including interest accrued up to the date of payment) due for repayment.

The Borrower confirms that the loan granted under this loan agreement is at least of the same ranking as all other existing or future direct or indirect obligations of a similar nature.

The Borrower undertakes not to make any loans or other credits to one of its subsidiaries and/or shareholders and/or associated persons during the entire term of the credit relationship without the prior consent of the Bank.

The Borrower undertakes to send the Bank for inspection a signed copy of his balance sheet, the profit and loss account and the appendix together with the complete Auditor’s Report and a budget, and, if available, the (internal) closing business statement each year within 4 months of the date of the statement, which the Bank will treat in the strictest confidence.

The Borrower undertakes to inform the Bank immediately of significant changes made to the direct and/or indirect participation/control situation at his company.

The Bank’s “General Conditions including Safe Custody Regulations” form an integral part of this agreement.

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This agreement shall be drawn up in duplicate. The Borrower and the Bank shall each receive one specimen.

CREDIT SUISSE		NAIE Natural Alternatives International Europe SA

/s/ Sura Fini Di Pietro	/s/ PPA Augello	/s/ Mark A. LeDoux /s/ Randy Weaver
Sura Fini Di Pietro	Alina Augello	Borrower’s signature

Lugano 14 September 2006		MANNO, 22 September 2006
Place and date

“General Conditions including Safe Custody Regulations”

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General Conditions

These General Conditions govern the relationship between Credit Suisse (hereinafter referred to as Bank) and its clients subject to any special agreement and the established rules of banking practice.

For the sake of clarity, the Bank uses only masculine pronouns in its forms. These are to be understood as including both sexes.

Art. 1	Identity check

The Bank undertakes to check carefully the identity of its clients and their authorised agents. The client is liable for any damage resulting from failure to recognise falsifications or incorrect identification provided that the Bank has exercised the degree of due care usual in banking transactions.

Art. 2	Legal incapacity

The client is liable for any damage resulting from his incapacity to act provided that such incapacity to act was not apparent to the Bank on exercising the degree of due care usual in banking transactions. The client is liable in all cases for any damage or loss resulting from incapacity on the part of his authorised agent or other third party.

Art. 3	Communications from the Bank

Communications from the Bank are deemed to have been duly transmitted if sent to the last address supplied to the Bank by the client.

Art. 4	Errors in transmission

Damage resulting from the use of postal services, fax, telephone, telex, e-mail and other means of communication or transport, such as from loss, delay, misunderstandings, mutilation or duplicate dispatch is to be borne by the client provided that the Bank has exercised the degree of due care usual in banking transactions.

Art. 5	Defective execution of instructions

In the event of damage resulting from the defective execution, late execution or non-execution of instructions (with the exception of instructions relating to stock exchange transactions), the Bank’s liability is limited to an amount equal to the loss of Interest, unless its attention has been expressly directed to the risk of more extensive damage at the time of and in respect of such instructions.

Art. 6	Saturday an official holiday

In business transactions with the Bank, Saturday shall be treated as an official Bank holiday.

Art. 7	Complaints

Complaints by a client relating to the execution of instructions as well as to other communications must be lodged immediately upon receipt of the communication concerned and at the latest within the particular period specified by the Bank. If the Bank fails to send a communication which the client expects, the client must nevertheless lodge his complaint as if he had received the communication by ordinary mail. Any damage arising from delay in making a complaint is to be borne by the client.

Objections concerning account or safekeeping account statements must be submitted within one month of receipt. Upon expiry of this period the statement is deemed to have been approved.

Art. 8	Right of lien and set-off

The Bank has a right of lien on all assets it holds for the account of a client whether in its own custody or placed elsewhere and a right of set-off as regards all funds credited to a client’s account in respect of all claims which the Bank may have against the client, irrespective of the due dates of such claims or currencies in which they are expressed. Immediately upon default by the client the Bank shall be entitled to dispose, either by forced sale or in the open market, of any assets over which it has a right of lien.

Art. 9	Accounts

The Bank reserves the right to alter its interest and commission rates at any time, e.g. in the event of changes in market conditions and to advise the client of such change in writing or by other suitable means. No deductions are allowed from interest and commissions due to the Bank. Any expenses, taxes or other charges are to be borne by the client.

If the client gives several instructions, the total amount of which exceeds his available balance, the Bank will decide at its discretion which of the instructions to carry out, in whole or in part, irrespective of the date they bear or the date of their receipt by the Bank.

Art. 10	Accounts in foreign currencies

The Bank’s assets corresponding to the client’s credit balances in foreign currency are held in the same currency in or outside of the country whose currency is involved. The client bears proportionately to his share all the economic and legal consequences which, as a result of measures taken by the country in question, affect all the Bank’s assets in the country of the currency or in the country where the funds are invested.

The obligations of the Bank arising from accounts in foreign currencies will be discharged exclusively at the place of business of the branches or offices at which the accounts in question are held solely through the establishment of a credit entry at a Bank branch, a correspondent bank or a bank nominated by the client in the country of the currency.

Art. 11	Drafts, cheques and other instruments

The Bank reserves the right to debit the client’s account with unpaid drafts, cheques or other instruments, previously credited or discounted. Pending the settlement of any outstanding debit balance, the Bank retains a claim to payment of the total amount of the draft, cheque or similar instrument, plus related claims against any party liable under the instrument, whether such claims emanate from the instrument or exist for any other legal reason.

Art. 12	Termination of business relationship

The Bank or the client may terminate the business relationship at any time and at either’s own discretion.

The Bank may in particular cancel credit facilities at any time and demand repayment of debts without notice.

Art. 13	Outsourcing of operations

The Bank reserves the right to outsource, in whole or in part, certain areas of business (e.g. funds transfer and securities operations).

Art. 14	Applicable law and venue for legal proceedings

All legal relations between the client and the Bank are governed by Swiss law. The exclusive venue for any kind of legal proceedings is Zurich or the place of business of the Swiss branch of the Bank with which the contractual relationship exists. The Bank also reserves the right to take legal action against the client before any other competent court.

Art. 15	Bank customer secrecy

All agents, employees and representatives of the Bank are obliged by law to treat the business transactions of the client with confidentiality. The client releases the Bank from its obligation to secrecy in so far as this is necessary to safeguard the legitimate interests of the Bank:

•	in the case of legal proceedings against the Bank initiated by the client

•	to secure claims of the Bank and enable it to make use of securities of the client or third parties

•	to collect claims by the Bank against the client

•	in the case of client accusations against the Bank in public or to the authorities in Switzerland or abroad

•	to the extent the terms applying to transactions in foreign securities or rights demand disclosure.

All legal obligations imposed upon the Bank to disclose information are expressly reserved.

Art. 16	Amendments to the General Conditions

The Bank reserves the right to amend the General Conditions at any time. The client will be notified in writing or by other suitable means.

Safe Custody Regulations

General Provisions

Art. 1	Validity

These Safe Custody Regulations shall apply, in addition to the General Conditions of the Bank, to all assets and other objects of value (hereinafter called ‘Safe Custody Assets’) accepted by the Bank far safe custody.

These Regulations shall be supplementary to any special contractual agreements or special regulations for special safe custody accounts.

Art. 2	Acceptance of Safe Custody Assets

The Bank will accept

a)	securities for safe custody and administration, as a rule in open safekeeping accounts

b)	precious metals for safe custody, as a rule in open safe keeping accounts

c)	money market and capital market investments not issued in the form of securities for entry and administration in open safekeeping accounts

d)	documents of title or documents evidencing entitlements for safe custody, as a rule in open safekeeping accounts

e)	valuables and other appropriate objects for safe custody, as a rule in sealed safe deposit arrangements.

Separate regulations shall apply to sealed safe deposit arrangements.

The Bank may refuse to accept Safe Custody Assets without stating any reasons.

Art. 3	Verification of Safe Custody Assets

The Bank may verify Safe Custody Assets delivered to the Bank by the depositor or by third parties for the account of the depositor for authenticity and blocking or freezing notifications, without thereby assuming any liability for such verification. In particular, the Bank shall be obliged to undertake administrative acts only after such verification is completed. Accordingly, the Bank shall not be obliged during the verification period to execute any sales orders or other transactions in which the assets must be released to a third party against payment.

The Bank shall undertake the verification of the Safe Custody Assets in accordance with the resources and documents at its disposal. Foreign Safe Custody Assets may be given to the depository or another suitable agent in the relevant country for verification.

Art. 4	Book-entry securities with a similar function as securities

Certificated Securities and book-entry securities with a similar function for which no physical certificates are issued shall be treated the same. The rules on commission (art. 425 et seq. Swiss Code of Obligations) shall apply to the relationship between the depositor and the Bank.

Art. 5	Duty of due Care of the Bank

The Bank shall exercise the same degree of due care in safeguarding the Safe Custody Assets as if such assets were the property of the Bank.

Art. 6	Delivery and disposal of the Safe Custody Assets

The depositor may at any time, subject to notice periods and provisions of the law as well as pledges, charges, liens, rights of retention or set-off and other similar entitlements of the Bank, demand that the Safe Custody Assets be delivered to him or put at his disposal. The usual time to effect delivery in the market concerned must be observed.

The Safe Custody Assets shall be transported or dispatched for the account and at the risk of the depositor. If no instructions are received from the depositor, the Bank may insure and declare the value of the Safe Custody Assets at its own discretion.

Art. 7	Remuneration of the Bank

The remuneration of the Bank shall be calculated according to the fee tariff in force at the time. The Bank reserves the right to change the fee tariff at any time. Changes shall be notified to the depositor in an appropriate manner.

Art. 8	Duration of the Agreement

The Agreement shall generally be for an indefinite period. The legal relationships established by these Regulations shall not lapse upon the death, incapacity or bankruptcy of the depositor.

Art. 9	Amendments to the Safe Custody Regulations

The Bank may amend the Safe Custody Regulations at any time. Amendments shall be notified to the depositor in writing or another appropriate manner.

Special Provisions for Open Safekeeping Accounts

Art. 10 Form of safekeeping

The Bank is explicitly authorised to deposit Safe Custody Assets with third parties in its own name but for the account and at the risk of the depositor. Unless instructed to the contrary, the Bank is also authorised to hold the Safe Custody Assets in collective deposit according to their type or to deposit them with a central collective depository. Depositors shall have a right of co-ownership based on the ratio of Safe Custody Assets deposited by them to all Safe Custody Assets in the collective depository, provided that the collective depository is in Switzerland. This does not include Safe Custody Assets which, because of their form or for other reasons, have to be kept separately in safe custody.

Safe Custody Assets held abroad shall be subject to the laws and customs of the place of deposit. If the applicable law of the foreign country renders it difficult or impossible for the Bank to return assets deposited abroad or to transfer the proceeds from the sale of such assets, then the Bank shall only be obliged to procure for the depositor a claim for the return of property or payment of the sums involved, provided that such a claim exists and is assignable.

Safe Custody Assets in registered form may be registered in the name of the depositor. The depositor hereby accepts the disclosure of its name to the third party depository. Alternatively the Bank may register the assets in its own name or in the name of a third party, in either case for the account and at the risk of the depositor, especially if it is not customary or possible to register the assets in the name of the depositor.

Safe Custody Assets redeemable by drawings may also be held according to their type in collective safe custody; drawn lots shall be allocated amongst the depositors by the Bank, using a method which guarantees all depositors the same chance of inclusion in the sub-drawing as under the main drawing.

Art. 11	Administration

The Bank shall, without specific instructions from the depositor, attend to the usual administrative matters such as the collection of dividends and interest, repayments of principal, monitoring of drawings, redemptions and maturities, conversions and subscription rights, etc. and shall also normally require depositors to take the measures incumbent on them pursuant to par. 2 of this article, in this regard the Bank shall rely on the customary information media available to it but does not assume any responsibility therefore. The Bank shall notify the depositor on the deposit statement or by other means if it is unable to administer individual assets in the usual manner. The administrative actions in respect of registered shares without coupons shall be carried out only if the address for delivery of dividends and subscription rights is that of the Bank.

Unless otherwise agreed, it shall be the responsibility of the depositor to take ail other measures to obtain and preserve the rights accruing on the Safe Custody Assets, in particular to issue instructions for the handling of conversions, the exercise, purchase or sale of subscription rights and the exercise of conversion rights. If instructions from the depositor are not received in time, the Bank shall be authorised, but not obliged, to act at its discretion (including to debit the customer’s account, for example when exercising subscription rights).

Art. 12	Postponed printing of certificates

If it is intended to postpone the issuance of certificates for the duration of the deposit for safe custody with the Bank, the Bank shall be explicitly authorised to

a)	cause the respective certificates to be cancelled upon their delivery into the safekeeping account

b)	carry out the usual administrative actions for the account of the depositor during the safe custody and give the issuer the necessary instructions and obtain the necessary information, and

c)	demand the physical issuance of the certificates on behalf of the deposit or upon their delivery out of the safekeeping account.

Art. 13	Fiduciary Acceptance of Safe Custody Assets

If it is not customary or possible for title to the Safe Custody Assets to be vested in the depositor, the Bank may purchase the Safe Custody Assets or cause them to be purchased in its own name or in the name of a third party and to exercise the rights arising thereunder or cause them to be exercised, at all times for the account and at the risk of the depositor.

Art. 14	Credits and debits

Amounts (principal, income, fees, expenses, etc.) shall be credited or debited to the account pursuant to the booking instructions as agreed, unless instructed otherwise by the depositor. Such amounts shall be converted into the currency of the relevant account if necessary.

Changes to the account instructions must be received by the Bank at least 5 bank business days before the transaction falls due.

Art. 15	Statements

The Bank shall provide the depositor with a statement of the Safe Custody Assets in the safekeeping account, as a rule at the end of the year. The statement may also include other assets which are not subject to the Safe Custody Regulations. Safekeeping account valuations shall be based on non-binding prices and market values taken from the usual bank sources of information. The Bank shall not assume any liability for the accuracy of these valuations or for further information relating to the posted assets.